Exhibit 99.1
FOR IMMEDIATE RELEASE TUESDAY, SEPTEMBER 20, 2011
CARE INVESTMENT TRUST INC. ELECTS JEAN-MICHEL WASTERLAIN TO BOARD OF DIRECTORS
NEW YORK — September 20, 2011 — Care Investment Trust Inc. (OTCQX: CVTR) (“Care” or the “Company”), a real estate investment and finance company that invests in healthcare-related real estate, today announced it elected Jean-Michel (Mitch) Wasterlain to Care’s Board of Directors effective September 19, 2011. Mr. Wasterlain’s appointment fills the vacancy on the Board created by the recent departure of Flint D. Besecker.
Mr. Wasterlain is a Managing Partner and Founder of Slate Realty Capital, a real estate merchant banking firm focused on three primary business lines including advisory services, debt and equity capital sourcing and principal investments. Prior to forming Slate Realty Capital, Mr. Wasterlain was President and CEO of ORIX Capital Markets, the US real estate and structured finance arm of ORIX Corporation (NYSE: ORIX). At ORIX, he was responsible for all investments in real estate debt, equity, and securities, as well as its special servicing business. Prior to his position at ORIX, he was at NorthStar Capital Investment where he was involved in creating a real estate debt investment platform, which led to the IPO of NorthStar Realty Finance Corporation (NYSE: NRF), a public REIT, in 2004. He served as Chief Investment Officer of NRF and President of NS Advisors, and had direct responsibility for the securities investment business and for NRF’s capital markets financing activities.
Salvatore (Torey) V. Riso, Jr., President and Chief Executive Officer of Care, stated, “Mitch brings a sharp strategic perspective and nearly three decades of experience in real estate to Care’s board. We welcome his participation in the further development of Care.”
About Care Investment Trust Inc.
Care Investment Trust Inc. is a real estate investment and finance company investing in healthcare-related real estate.
Safe Harbor Statement
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond Care Investment Trust Inc.’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting Care Investment Trust Inc.’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements in addition to those factors specified in Care Investment Trust Inc.’s Annual Report on Form 10-K, as well as Care Investment Trust Inc.’s Quarterly Reports on Form 10-Q. Care Investment Trust

Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
For more information on the Company, please visit the Company’s website at www.carereit.com
FOR FURTHER INFORMATION:

AT CARE INVESTMENT TRUST:
Salvatore (Torey) V. Riso, Jr.	Steven M. Sherwyn
President & Chief Executive Officer	Chief Financial Officer & Treasurer
(212) 446-1414	(212) 446-1407
triso@carereit.com	ssherwyn@carereit.com

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